Satoru Yukie
PO BOX 5010 PMB 31
Rancho Santa Fe, CA 92067

August 11, 2014

Mr. Masateru Higashida
Chairman of the Board
Nuzee, Inc.
10815 Rancho Bernardo Rd., Suite 250
San Diego, CA 92127

Dear Mr. Higashida

This letter is to inform you that I, Satoru Yukie, do not consent to the material changes to terms of my employment as laid out in my employment contract. I am therefore providing you with written notice of voluntary resignation from the Board of Directors and as CFO, COO, Treasurer and Secretary of Nuzee, Inc. effective August 19, 2014.

As CFO/COO of the Company, I have successfully formed Nuzee as OTC QB Company, filed 10K/10Q Forms punctually, completed PIPE investment rounds, supported international business and overseas shareholder issues, and managed all other day-to-day operational/financial issues dedicatedly. I believe my contribution has had a great and positive influence on the corporate value.

Nuzee has great potential to be a premier CPG company and I wish success for this organization in all its endeavors going forward.

Yours very truly,

Satoru Yukie

cc: Craig Hagopian, Director
Arata Matsushima, Director
Michael Brown, Stradling Yocca Carlson & Rauth, P.C.
Karen Batcher, Synergen Law Group